Exhibit 99.1

Supernova Partners Acquisition Company II, Ltd. Announces Shareholder Approval of Business Combination with Rigetti Holdings, Inc.

Washington, D.C., February 28, 2022 – Supernova Partners Acquisition Company II, Ltd. (“Supernova”) today announced the results for the eight proposals considered and voted upon by its shareholders at its extraordinary general meeting on February 28, 2022. Supernova reported that all of the various proposals giving effect to the previously announced business combination between Supernova and Rigetti Holdings, Inc. (“Rigetti” or the “Company”) were approved by approximately 95% of the shares of Supernova voted at the extraordinary general meeting. A Form 8-K disclosing the full voting results will be filed with the Securities and Exchange Commission on February 28, 2022.

Additionally, the deadline for electing redemptions has passed and Supernova will have approximately $114 million in its trust account prior to the business combination. Rigetti will receive gross proceeds of $261.75 million from the transaction, which includes $147.51 from a fully committed PIPE.

The closing of the business combination is anticipated to take place on or around March 2, 2022. Upon closing, the combined company will change its name to Rigetti Computing, Inc. and its common stock and public warrants are expected to begin trading on The Nasdaq Capital Market under the ticker symbols “RGTI” and “RGTIW,” respectively, commencing March 2, 2022.

About Rigetti

Rigetti is a pioneer in full-stack quantum computing. The Company has operated quantum computers over the cloud since 2017 and serves global enterprise, government, and research clients through its Rigetti Quantum Cloud Services platform. The Company’s proprietary quantum-classical infrastructure provides ultra-low latency integration with public and private clouds for high-performance practical quantum computing. Rigetti has developed the industry’s first multi-chip quantum processor for scalable quantum computing systems. The Company designs and manufactures its chips in-house at Fab-1, the industry’s first dedicated and integrated quantum device manufacturing facility. Rigetti was founded in 2013 by Chad Rigetti and today employs more than 140 people with offices in the United States, U.K., and Australia. Learn more at www.rigetti.com.

About Supernova

Supernova is led by Michael Clifton, who was most recently a technology investor at The Carlyle Group; Robert Reid, a long-time senior partner at Blackstone; Spencer Rascoff, a serial entrepreneur who co-founded Hotwire, Zillow, dot.LA and Pacaso and who led Zillow as CEO for nearly a decade; and Alexander Klabin, founder and CEO of Ancient and former managing partner, co-CIO and co-founder of Senator Investment Group.